Exhibit 10.6
STOCK OPTION AWARD AGREEMENT

This STOCK OPTION AWARD AGREEMENT (this “Agreement”) is made by and between Amicus Therapeutics, Inc., a Delaware corporation (the “Company”), and [ ] (the “Optionee”) under the Company’s 2025 Equity Incentive Plan (the “Plan”), a copy of which is available in the Optionee’s on-line account. Capitalized terms used herein without definition shall have the meaning ascribed to such terms in the Plan.

1.Grant of Option. Pursuant to the Plan, the Company grants to the Optionee an option (the “Option”) to purchase from the Company all or any number of an aggregate of [ ] shares, subject to adjustment pursuant to Section 12.1 of the Plan (the “Option Shares”), of the Company's common stock, $0.01 par value per share, at a price of [ ], the closing price of the Company’s common stock as of [ ] (the “Grant Date”). The terms of the Plan are hereby incorporated into this Agreement by this reference, as though fully set forth herein.
2.Character of Option. The Option is intended to be a Nonstatutory Option, as defined by the Plan.
3.Duration of Option. Unless subject to earlier expiration or termination pursuant to the terms of the Plan or pursuant to Section 5 or 6 below, the Option shall expire on the ten-year anniversary of the Grant Date.
4.Vesting and Exercisability of Option. Provided the Optionee remains in continuous service with the Company through the applicable vesting date, the Option shall become vested [INSERT VESTING PROVISIONS]. For purposes of this Agreement, service with the Company will include service with the Company’s Affiliates (but only for the period of such affiliation). Notwithstanding anything expressed or implied to the contrary in the foregoing provisions of this Section 4, the vesting and exercisability of the Option may, as provided in Section 7.1(d) of the Plan, at any time be accelerated in the discretion of the Committee. To the extent vested, the Option may be exercised, at any time and from time to time until its expiration or termination in the manner provided for in the Plan.
5.Effect of Termination of Service. If the Optionee experiences a Separation while the Option (or any portion thereof) remains outstanding, the following provisions will apply:
(a)Death. If the Optionee dies while still in continuous service, the Option shall become vested with respect to 100% of the Option Shares and shall remain exercisable until the earlier of (i) the 4th anniversary of the date of such Separation; or (ii) the original expiration date of the term of the Option. To the extent not exercised during such period, the Option shall be forfeited, with no further compensation due to the Optionee.
(b)Disability or Retirement. If the Optionee experiences a Separation due to Disability or Retirement, the unvested portion of the Option that was initially scheduled to vest within the two-year period following the Optionee’s Separation shall immediately become fully vested (and the unvested portion of the Option that was initially scheduled to vest after the two-year period will be forfeited upon the Separation). The vested portion of the Option (including the portion that vested based on the preceding sentence) shall remain exercisable until the earlier of (i) the 4th anniversary of the date of such Separation; or (ii) the original expiration date of the term of the Option. To the extent not exercised during such period, the Option shall be forfeited, with no further compensation due to the Optionee.
(c)Cause. If the Optionee experiences a Separation due to a termination by the Company for Cause, (x) the unexercised portion of the Option, whether vested or unvested, will be immediately and automatically forfeited as of the date of the Separation, with no further compensation due to the Optionee and (y) any shares of Common Stock that the Company has not yet delivered upon a

Exhibit 10.6
prior exercise of the Option, will be immediately and automatically forfeited and the Company will refund to the Optionee the Option exercise price paid for such shares, if any.
(d)Other. If the Optionee experiences a Separation for any reason other than death, Disability, Retirement, or termination for Cause, then the Option shall cease to be exercisable in any respect upon the earlier of (i) ninety (90) days following the Separation or (ii) the original expiration date of the term of the option. For the period the Option remains exercisable following the Separation, the Option shall be exercisable only to the extent vested and exercisable on the date of the Separation (after giving effect to any acceleration that may be applicable to the Option under the Optionee’s service agreement, employment agreement, or similar agreement, or in the discretion of the Committee).
6.Change in Control. Notwithstanding Section 12.3 of the Plan, if there occurs a Change in Control while any portion of the Option remains outstanding, then such outstanding portion of the Option shall be treated as follows:
(a)Subject to Section 6(b) below, the Option shall, upon consummation of such Change in Control, either be assumed or a substantially equivalent option shall be substituted by the successor corporation (or an affiliate thereof). If the Option is assumed or substituted and, within twelve (12) months after the Change in Control, the Optionee is involuntarily terminated from service with the Company without Cause or leaves the Company for Good Reason, then such assumed or substituted Option shall become vested and exercisable in full as of the date of such termination and shall expire upon the earlier of (i) the expiration of the Option, or (ii) one year from the date of the Optionee’s termination of service.
(b)In the event that the successor corporation does not assume the Option or an equivalent option is not substituted upon a Change in Control, then the Option shall become vested in full.
(c)For purposes of this Section 6, “Good Reason” shall have the meaning ascribed to such term in the Optionee’s service agreement, employment agreement, or similar agreement; provided that if the Optionee has no such agreement or if the term “Good Reason” is not defined in such agreement, then the Optionee will not be deemed to have Good Reason for any resignation.
(d)For the avoidance of doubt, nothing in Section 6(a)-(c) shall limit the right of the Committee to take any other action with respect to this award which is authorized by the Plan and consistent with the requirements of Section 409A of the Code.
7.Transfer of Option. Other than as expressly permitted by the provisions of Section 9 of the Plan, the Option may not be transferred except (i) by will or the laws of descent and distribution and, during the lifetime of the Optionee, may be exercised only by the Optionee; or (ii) pursuant to a bona fide divorce agreement or settlement delineating the division of assets between the divorcing Optionee and the Optionee’s spouse, to the extent permissible under applicable law.
8.Plan Terms. The Option is subject to, and the Optionee agrees to be bound by, all of the terms and conditions of the Plan, a copy of which has been provided to the Optionee. Pursuant to the Plan, the Committee is authorized to adopt rules and regulations not inconsistent with the Plan as it shall deem appropriate and proper. All questions of interpretation and application of the Plan shall be determined by the Committee and any such determination shall be final, binding and conclusive. The Option is granted subject to all of the applicable terms and provisions of the Plan, including, but not limited to, the limitations on the Company’s obligation to deliver Option Shares upon exercise set forth in Section 13 (Conditions Upon Grant of Awards and Issuance of Shares) and Section 14 (Tax Withholding).
9.Deemed Acceptance. The Optionee hereby acknowledges that the Option granted under this Agreement is subject to and bound by the terms of this Agreement. A failure to affirmatively reject this award prior to the first anniversary of the Grant Date shall result in the automatic acceptance of the Option under the terms of this Agreement.

Exhibit 10.6
10.Consent to Electronic Delivery. The Optionee hereby authorizes the Company to deliver electronically any prospectuses or other documentation related to this Agreement, the Plan and any other compensation or benefit plan or arrangement in effect from time to time (including, without limitation, reports, proxy statements or other documents that are required to be delivered to participants in such plans or arrangements pursuant to federal or state laws, rules or regulations). For this purpose, electronic delivery will include, without limitation, delivery by means of e-mail or e-mail notification that such documentation is available on the Company’s intranet site. Upon written request, the Company will provide to the Optionee a paper copy of any document also delivered to the Optionee electronically. The authorization described in this paragraph may be revoked by the Optionee at any time by written notice to the Company.
11.No Service or Benefits Rights. Neither the Plan nor this award will confer upon the Optionee any right to continue in service with the Company, or limit in any respect the right of the Company to discharge the Optionee at any time, for any reason. Further, the payment to the Optionee of any amount under the Plan will not be taken into account in determining benefits under any pension, retirement, profit sharing, group insurance, or other benefit plan of the Company or any of its Affiliates, except as specifically provided herein.
12.Section 409A. This Option is intended to be exempt from Section 409A of the Code and should be interpreted accordingly; nonetheless, the Company does not guarantee the tax treatment of the award. The Optionee acknowledges that the Company has not advised the Optionee regarding the Optionee’s income tax liability in connection with the Option. The Optionee has had the opportunity to review with the Optionee’s own tax advisors the federal, state and local tax consequences of the transactions contemplated by this Agreement. The Optionee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Optionee understands that the Optionee (and not the Company) shall be responsible for the Optionee’s own tax liability that may arise as a result of the transactions contemplated by this Agreement.
13.Company Policies. The Optionee agrees, in consideration for the grant of this award, to be subject to (i) any compensation, clawback, recoupment or similar policies of the Company or its Affiliates covering the Optionee that may be in effect from time to time, whether adopted before or after the Grant Date (including, but not limited to, the Amicus Therapeutics, Inc. Clawback Policy), and (ii) to such other clawbacks as may be required by applicable law, regulation or exchange listing standard ((i) and (ii) together, the “Clawback Provisions”). The Optionee understands that the Clawback Provisions are not limited in their application to this award, or to equity or cash received in connection with this award. In addition, in consideration for the grant of this award, the Optionee agrees to be subject to any policies of the Company and its Affiliates regarding stock ownership, securities trading, and hedging or pledging of securities that may be in effect from time to time, or as may otherwise be required by applicable law, regulation or exchange listing standard.
14.Governing Law. This Agreement shall be governed, interpreted and enforced in accordance with the laws of Delaware, without regard to the conflict of laws principles thereof.
15.Waiver of Jury Trial. Each party hereby waives its right to a jury trial of any and all claims or cause of actions based upon or arising out of this Agreement or the transactions contemplated by this Agreement.  Each party hereby acknowledges and agrees that the waiver contained in this Section 15 is made knowingly and voluntarily.
16.Forum.
(a)Any disputes arising out of, or in connection with, this Agreement or any of the transactions contemplated hereby or thereby, shall be governed by the Mutual Agreement to Arbitrate Disputes on an Individual Basis entered into between the parties (the “Arbitration Agreement”).
(b)In the event that the parties have not entered into an Arbitration Agreement, then each of the parties hereto hereby consents to the exclusive jurisdiction of the Court of Chancery for the State of Delaware and, if the Court of Chancery does not have subject-matter jurisdiction, the other courts located in the state of Delaware and the United States District Court for the District of Delaware for the

Exhibit 10.6
purpose of any suit, action or other proceeding arising out of, or in connection with, this Agreement or any of the transactions contemplated hereby or thereby. Each party hereto hereby expressly waives any and all rights to bring any suit, action or other proceeding in or before any court or tribunal other than the courts of the state of Delaware and covenants that such party shall not seek in any manner to resolve any dispute other than as set forth herein or to challenge or set aside any decision, award or judgment obtained in accordance with the provisions hereof. Each of the parties hereto hereby expressly waives any and all objections such party may have to venue, including, without limitation, the inconvenience of such forum, in any of the courts of the state of Delaware.  In addition, each of the parties consents to the service of process by personal service or any manner in which notices may be delivered in accordance with Section 22 of the Plan.
17.Entire Agreement. This Agreement, together with the Plan, represents the entire agreement between the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature.
18.Acknowledgment of Non-Reliance. Except for those representations and warranties expressly set forth in this Agreement, the Optionee hereby disclaims reliance on any and all representations, warranties, or statements of any nature or kind, express or implied, including, but not limited to, the accuracy or completeness of such representations, warranties, or statements.
19.Amendment. The Company may unilaterally modify or amend this Agreement, subject to the Optionee’s consent if such modification or amendment would materially impair the Optionee’s rights under the Agreement.
20.Further Assurances. The Optionee agrees, upon demand of the Company, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company to implement the provisions and purposes of this Agreement and the Plan.
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